UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Thomas & Betts Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Set forth below is a copy of the Employee FAQ first used or distributed by Thomas & Betts Corporation (“Thomas & Betts”) after 5:30 p.m. Eastern Time on February 15, 2012, relating to the proposed merger of Thomas & Betts and a subsidiary of ABB Ltd.

Employee FAQ

1.	Question: Who is ABB?

Answer: ABB is a leading power and automation technologies group. ABB’s power businesses focus on power transmission, distribution and power-plant automation, serving electric, gas and water utilities, as well as industrial and commercial customers. The ABB Group of companies operates in around 100 countries and employs about 130,000 people.

2.	Question: What does this announcement mean for Thomas & Betts employees?

Answer: This transaction will create significant opportunities for Thomas & Betts employees, as we will now be part of a stronger global organization with a shared passion for innovation and technology and a commitment to growth.

3.	Question: What will happen to Thomas & Betts Management?

Answer: Following the close of the transaction, Thomas & Betts will be combined with ABB’s North American low voltage products business to become a new global business unit led from Memphis, TN.

4.	Question: Will there be any layoffs?

Answer: This transaction is about growth and we do not expect there will be any significant changes in staffing levels as a result of the transaction.

5.	Question: Will there be any changes to employee benefits, incentive plans or 401k?

Answer: We do not anticipate any significant changes to our employee benefits, certainly not before the closing.

6.	Question: How will we be integrated into ABB’s portfolio?

Answer: Following the close of the transaction an integration team will be set up to ensure a smooth transition, but we do not expect there will be any significant changes. The new business unit will be led from Memphis, TN and Thomas & Betts will continue to operate under our established brand names.

Page | 1

7.	Question: What will happen to Dominic Pileggi as a result of this announcement?

Answer: Dominic will continue to lead the new global business unit during the integration to ensure a smooth transition.

8.	Question: What will happen to Thomas & Betts’ current brands?

Answer: We have very strong brand recognition in the North American market and we will continue to sell our products under these brand names.

9.	Question: What should I be telling customers?

Answer: We should let customers know that meeting their needs remains our number one priority. This transaction – when it closes – will help develop us into a one-stop shop for a comprehensive range of low voltage products. This combination will offer our customers in the US and around the world access to a broader product portfolio.

10.	Question: Will Thomas & Betts products and ABB products be cross-sold?

Answer: Absolutely, we see a strong opportunity for the combined product lines to strengthen our portfolio to our distribution and sales channels. Teaming up with ABB also gives us immediate access to its extensive global network.

11.	Question: What about Thomas & Betts steel structure and HVAC operations, what will happen to those businesses?

Answer: Our businesses producing towers for electrical power transmission and heating ventilation and air conditioning units, are both new to ABB but related to its core power and automation focus.

12.	Question: When can we start selling together?

Answer: The details of the sales structure and timing will be worked out following the close of the transaction – and it is important that until then we continue to operate completely independently.

Page | 2

13.	Question: What happens next?

Answer: First we need to get the approval of our shareholders as well as regulators. Until then, nothing will change. Following the close of the transaction, the integration is expected to be relatively straightforward.

14.	Question: Will there be an evaluation to determine duplication of services with the North Carolina headquarters and when would that start? (Response posted 2/3/12)

Answer: As announced, the global low voltage products business will be led from Memphis. What exactly that means to staffing levels that will be required to support that business here in Memphis will be worked through after the transaction closes.

15.
Question: What is or will be the rationalization when it comes to the utility products? How will these utility products and the people managing these products fit into the newly merged company? (Response posted 2/3/12)

Answer: These type decisions will be made at a later date after the merger is finalized and T&B and ABB integration teams have an opportunity to really strategize side-by-side and consider all factors related to long term strategic implications of product and markets decisions.

16.
Question: There is a question in the current Q&A about the Steel Structures and HVAC businesses. Can you elaborate any on that response and what will happen with those businesses? (Response posted 2/3/12)

Answer: In a very large transaction of this type, details regarding structure, alignment of products and businesses, etc. can only be addressed fully after the merger is finalized and only after careful consideration of strategies, markets, synergies, etc.

17.
Question: I notice ABB has many R&D facilities. Is this something that may be expanded to the Memphis area? Also, ABB funds many scholarship programs in various parts of the world. Will there be an opportunity to expand this practice to Memphis? (Response posted 2/3/12)

Answer: Once again, these type decisions will not be made until after the merger is finalized and the two integration teams can focus on how best to run the business. However, it is clear that there is commitment to Memphis as home for the new business unit.

18.	Question: The acquisition is always referring to low voltage. What about our T&B High voltage business - is this business also included in the ABB acquisition? (Response posted 2/3/12)

Page | 3

Answer: Yes – ABB has announced that it intends to acquire Thomas & Betts in its entirety.

19.
Question: Are all worldwide divisions currently part of T&B going to continue in the new global business unit (i.e. Europe, HVAC, Middle East, etc.)? If the answer is no, are facilities that are not classed as low-voltage businesses or not in North America going to be moved into the relevant divisions within ABB? (Response posted 2/3/12)

Answer: As announced, the new global business unit that will be led from Memphis will combine the existing global Thomas & Betts business with the ABB North American low voltage business.

20.	Question: Reuters reported that “ABB expects some $200 million in annual cost savings from the deal by 2016.” Where is this $200 million expectation coming from? (Response posted 2/3/12)

Answer: The joint press release referenced that “ABB expects the transaction to deliver approximately $200 million in annual synergies by 2016. The majority of the cost synergies are expected to come from sourcing and purchasing efficiencies.”

21.	Question: Can you tell us if ABB currently has some type of profit sharing/pension plan? (Response posted 2/3/12)

Answer: ABB is a very large global company and while we do not have specifics on their benefit offerings we are confident they are competitive and will be very much in line with what we offer.

22.	Question: How will this affect our U.S. pension plan for those that have retired and future retirees? (Response posted 2/3/12)

Answer: The proposed merger will not impact current or future pension benefits due to participants.

23.
Question: Are there any immediate changes planned for the Gadsden Plant? Will there be any pay scale/position changes planned short or long term? Are there plans for a visit to the Gadsden Plant before the buy out is completed? (Response posted 2/3/12)

Answer: We are not aware of any planned visits to any plants prior to the merger being completed. Regarding changes, we will continue our normal course of business through the close of the transaction.

Page | 4

24.	Question: I am scheduled for a merit increase soon – what happens to that? (Response posted 2/3/12)

Answer: Scheduled increases like the one referenced fall into the category of “business as usual” any scheduled increases prior to closing will happen as planned.

25.	Question: I have stock in T&B via the 401K - what will happen to my shares? (Response posted 2/3/12)

Answer: If you have invested in the T&B stock fund, you actually own units in that fund (which is made up of T&B stock), not actual shares. The T&B shares in the Stock fund will be redeemed after the transaction closes at the $72 offer price established in the Merger Agreement.

Upon redemption of the fund, the value of your units in the fund will be converted into cash and re-invested in our default Vanguard fund. You can then go into Vanguard and move the money to another fund should you choose to do so.

26.	Question: Will we be given the opportunity to purchase stock in ABB? (Response posted 2/3/12)

Answer: As an individual investor, you are free to explore purchase of ABB stock. We are not aware of their benefit offerings at this point and so are not certain if they have any employee stock purchase offerings.

27.	Question: Will T&B stock remain as T&B or will it be converted to ABB? (Response posted 2/3/12)

Answer: As of the close of the transaction, each share of T&B stock will be converted into the right to receive $72 in cash. T&B will no longer be a publicly held company. T&B stock will not be converted to ABB stock.

28.	Question: What will be Mr. Pileggi’s status and title after the transaction closes? (Response posted 2/3/12)

Answer: The press release states “Thomas & Betts, combined with ABB’s North American low-voltage products business, will become a new global business unit led out of Memphis, TN, under the leadership of Pileggi.” At this time, we do not anticipate any changes in executive titles.

29.	Question: Will there be any changes in the 401k plan that we have now? (Response posted 2/15/12)

Answer: See question 5 above.

Page | 5

30.
Question: How will this affect the current purchases that are being pursued, such as the new long seamer and the new plasma cutter for the Hager City plant. How does this affect future expansion – will Memphis approve or will ABB? (Response posted 2/15/12)

Answer: With respect to current planned equipment purchases, continue to follow your current processes — until the transaction closes, T&B is “business as usual”. With respect to future expansions and approvals for those plans, those discussions/decisions will take place after closing.

31.
Question: Have any decisions been made related to the T&B EMEA HQ in Belgium? What functions will be transferred to Switzerland and what will remain, if any? If decisions have not been made yet, what is the timeframe for those decisions to be made? (Response posted 2/15/12)

Answer: Until the transaction closes, no decisions will be made related to consolidation of facilities and offices. As it stands, the T&B EMEA HQ will continue to be part of the T&B Memphis-led organization that will be established under ABB as a new separate global low voltage products business unit. We do not have any timeframe related to discussions regarding the status of the EMEA HQ.

32.
Question: What will happen with the system-related projects that were planned for 2012? For example — systems conversions/integrations for businesses acquired over the last couple of years, upgrading to Oracle 12. Will decisions regarding these projects be made at the close of the deal or will we move forward now? Will we be integrated into the ABB systems? (Response posted 2/15/12)

Answer: The status of the CMG systems conversion is being assessed and the Oracle 12 upgrade is on track for this year. PMA has not been scheduled for conversion to T&B systems. No decisions have been made regarding integration into ABB systems.

33.	Question: Will our pay and benefits remain the same?(Response posted 2/15/12)

Answer: The merger agreement that was signed by both companies provides that for 12 months from the close of the transaction, compensation and benefits for T&B employees generally will remain substantially comparable overall to the compensation and benefits provided before the transaction.

34.	Question: There are some open positions in my department – will I be allowed to fill them? (Response posted 2/15/12)

Page | 6

Answer: If the personnel requisitions have been approved as required, it is “business as usual” – you and your HR representative should proceed with recruiting for and filling the positions. The only exceptions are certain higher level positions that ABB has asked to review as a part of the merger agreement.

35.
Question: Will we transfer to ABB’s computer systems? Since the ABB head office in Canada is in Ville St-Laurent (Montréal) Québec, I am concerned about the merger of the T&B Canada Head office support departments (Human Resource, Payroll, Accounting department A/P and Receivable, Customer Service, Marketing). What is the possibility that this will be integrated directly at the ABB Ville St-Laurent facility? (Response posted 2/15/12)

Answer: Decisions regarding systems integrations cannot be made until after the transaction closes and are the type of decisions that that will be addressed by the integration team that is referenced in the response to Question 6. Regarding integration of the T&B office into the St-Laurent facility, the T&B businesses will remain as a separate business unit in the low voltage products division led out of the Memphis location.

36.
Question: Je travaille en R&D à l'usine d'Iberville. J'aimerais savoir si ABB a un centre de recherche ou un département de R&D à Montréal ou au Québec. Si cela est le cas, cela serait très intéressant de pouvoir éventuellement les visiter. Est-ce que ABB a une politique de développement durable ? Est-ce que son département de R&D applicable un processus de développement produit comme le stage-gate? (Response posted 2/15/12)

TRANSLATION TO ENGLISH — I work in R&D in the Iberville plant. I wonder if ABB has a research center or department of R&D in Montreal or Quebec. If this is the case, it would be very interesting to possibly visit them. Does ABB have a sustainable development policy? Does this department's R&D have an applicable product development process as the stage-gate?

Answer: We are not aware if there is a research facility in Montreal or Quebec nor are we aware if ABB has a sustainable development policy or a stated product development process. Because one of the stated goals of ABB related to this acquisition is growth, there may be opportunities for best practice sharing and collaboration across businesses after the transaction closes.

TRANSLATION TO FRENCH – Nous ne savons pas si il ya un centre de recherche à Montréal ou Québec, et nous ignorons si ABB a une politique de développement durable ou d'un processus de développement produit déclaré. Parce que l'un des objectifs déclarés de ABB liés à cette acquisition est la croissance, il peut y avoir des possibilités de partage des meilleures pratiques et la collaboration entre les entreprises après la clôture de la transaction.

Page | 7

37.
Question: Does the low voltage division have a competitor cross-reference software tool for locating substitutes for products manufactured by companies like Schneider Electric/Square D and Rockwell Automation/Allen-Bradley? (Response posted 2/15/12)

Answer: At this point, pre-close of transaction, we do not have access to any sales or marketing materials that the low voltage products division has available. See Questions 10 and 12 that reference joint commercial activity that would include sharing of sales tools such as you reference.

38.	Question: Where do I go if I have additional questions?

Answer: For additional questions, please consult your manager. You can also email any questions to  ABB.T&B@tnb.com. The questions will be reviewed daily and responses will be added to this document.

FORWARD-LOOKING STATEMENTS:

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in our operations, business, economic and political environment. Forward-looking statements may be identified by the use of words such as “achieve,” “should,” “could,” “may,” “anticipates,” “expects,” “might,” “believes,” “intends,” “predict,” “will” and other similar expressions. These statements are based on the current expectations and beliefs of Thomas & Betts, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain shareholder or regulatory approvals required for the merger; 2) the risk that a condition to closing of the proposed transaction may not be satisfied; 3) the Company‘s and ABB‘s ability to consummate the proposed merger, including the financing thereof; 4) the businesses may suffer as a result of uncertainties surrounding the merger; 5) the ability of the Company to retain and hire key personnel and maintain relationships with providers or other business partners; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed or furnished by Thomas & Betts and ABB. In addition, any statements regarding Thomas & Betts‘ projected 2012 sales and earnings; the future demand for Thomas & Betts‘ products and services, including the present spending trends by our customers; and Thomas & Betts‘ future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact, constitute forward-looking statements. Such forward-looking statements are based on Thomas & Betts’ current expectations and beliefs and involve a number of risks and uncertainties that are difficult to predict and that may cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the availability and cost of raw materials; changes in customer demand; loss of key personnel; changes in customer credit; changes in

Page | 8

laws or governmental policies; interest rate and foreign currency exchange rate fluctuations; changes in tax regulations and laws; changes in generally accepted accounting principles; and changes in business, political or economic conditions due to the threat of future terrorist activity or acts of war in the U.S. or other parts of the world. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Thomas & Betts’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 16, 2011, as well as other filings the Company makes with the SEC.
Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Thomas & Betts. Thomas & Betts assumes no obligation and expressly disclaims any duty to update information contained in this filing except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This document may be deemed to be solicitation material in respect of the proposed merger between Thomas & Betts Corporation and a subsidiary of ABB Ltd. In connection with the proposed merger, Thomas & Betts will file a preliminary proxy statement and a definitive proxy statement with the SEC. The information contained in the preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed merger. The definitive proxy statement will be mailed to the shareholders of Thomas & Betts seeking their approval of the proposed merger. Thomas & Betts‘ shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, TN, 38125, Attention: General Counsel. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC‘s website, www.sec.gov, or shareholders may access copies of the documentation filed with the SEC by Thomas & Betts on its website at www.tnb.com.

Thomas & Betts and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Thomas & Betts shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Thomas & Betts directors and executive officers by reading Thomas & Betts’ proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on March 11, 2011. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed by Thomas & Betts with the SEC in connection with the proposed merger when they become available.

Page | 9